Exhibit 23.2

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-57178, 333-111526, 333-120047, 333-124931 on Form S-3 and No. 333-55476 on Form S-8 of our report dated May 5, 2004, relating to the consolidated financial statements of OneTravel.com, Inc. (a subsidiary of Terra Networks, S.A.) and subsidiaries as of and for the year ended December 31, 2003, (which report expresses an unqualified opinion and includes explanatory paragraphs relating to an emphasis of a matter and the going concern uncertainty) appearing in this Current Report on Form 8-K/A of OneTravel Holdings, Inc.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
August 1, 2005